Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CIPHER MINING INC.
Cipher Mining Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.The certificate of incorporation of the Corporation as heretofore in effect is hereby amended by replacing Article IV, Section 4.1 with the following:
“4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.001 per share, which the Corporation is authorized to issue is 1,010,000,000 shares, consisting of (a) 1,000,000,000 shares of common stock (the “Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

2.The forgoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 30th day of October, 2025.

Cipher Mining Inc.
By: _/s/ Tyler Page_________
Name: Tyler Page
Title: Chief Executive Officer